MEMORANDUM

                             FT 896

                       File No. 333-119290

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on October 14, 2004 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page      The date of the Trust has been added.

Page 3          The following information for the Trust appears:

                The Aggregate Value of Securities initially deposited has been added.

                The initial number of units of the Trust

                Sales charge

                The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

                The Mandatory Termination Date has been added.

Page 5          The Report of Independent Registered Public
                Accounting Firm has been completed.

Page 6          The Statement of Net Assets has been completed.

Page 7          The Schedule of Investments has been completed.

Back Cover      The date of the Prospectus has been included.


 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

                The Trust Agreement has been conformed to reflect the execution thereof.

                                CHAPMAN AND CUTLER LLP

October 14, 2004